Exhibit 10.1

Five Below, Inc.

1818 Market Street, Suite 2000

Philadelphia, PA 19103

March 11, 2016

Personal and Confidential

VIA HAND DELIVERY

Eric M. Specter

Re: Amendment to Employment Terms

Dear Eric:

Reference is hereby made to the employment letter agreement dated as of May 21, 2014 (the “Employment Agreement”) by and between Five Below, Inc. (the “Company”) and Eric M. Specter (“you”).

Pursuant to its terms, the Employment Agreement may not be amended or revised except by a writing signed by both you and the Company. Accordingly, each of the Company and you desire to enter into this letter amendment (this “Amendment”) in order to modify and amend the Employment Agreement as follows:

(1)    Effective as of the date hereof, the paragraph entitled “LTIP” in the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Commencing with the Company’s 2016 fiscal year, you will be eligible for an annual equity grant pursuant to the Company’s long-term incentive program, with a targeted annual grant value equal to $350,000. Such equity grant shall be delivered and vested, subject to the same terms and conditions as equity grants made to the Company’s other senior executive officers. Commencing with the Company’s 2017 fiscal year, the target grant value of your annual equity grant will be subject to annual review for change by the Board or the Compensation Committee.”

All terms of the Employment Agreement, except as expressly modified by this Amendment, are hereby acknowledged and ratified.

If you are in agreement with the terms of this Amendment, please execute and return a fully executed copy of this Amendment to me.

Sincerely, FIVE BELOW, INC.

/s/ Joel D. Anderson
By:	Joel D. Anderson
Title:	President and CEO

Agreed on this 11th day of March, 2016:

/s/ Eric M. Specter
Eric M. Specter